Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD 2019 RESULTS
AND PROVIDES 2020 EARNINGS GUIDANCE

Highlights include:

•Record annual sales of $3.2 billion for 2019, up 7% from 2018
•2019 operating margin of 10.7%, up 20 bps from 2018, with base business operating margin up 40 bps
•Record 2019 diluted EPS of $6.40 (including a $0.57 tax benefit), an increase of 14% over 2018
•Cash provided by operations of $298.8 million, an improvement of $180.1 million from 2018
•2020 diluted EPS guidance range of $6.47 - $6.77, including an estimated $0.06 tax benefit; excluding the tax benefit in both years, the guidance range is an increase of 10% - 15% over 2019
______________________

COVINGTON, LA. (February 13, 2020) – Pool Corporation (NASDAQ/GSM:POOL) today announced fourth quarter and full year 2019 results.

“2019 was an exciting year for POOLCORP as we achieved record sales, operating margin and earnings per share. We also achieved a record return on invested capital of 29.3%. Our focus on market share gains and capacity creation allowed us to capitalize on our competitive advantages and deliver solid results, particularly considering the impact of weather on our results in the first half of the year,” commented Peter D. Arvan, president and CEO.

Net sales increased 7% to a record high of $3.2 billion for the year ended December 31, 2019 compared to $3.0 billion in 2018. Base business sales increased 5% driven by our continued expansion in commercial and building material products and healthy demand for discretionary products, such as construction materials and products used in the remodel and replacement of in-ground pools. We achieved these favorable results despite inclement weather throughout much of the first half of the year.

Gross profit reached a record $924.9 million for the year ended December 31, 2019, a 6% increase over gross profit of $870.2 million in 2018. Gross margin was relatively flat year over year at 28.9% in 2019 compared to 29.0% in 2018, with base business gross margin at 29.0% in both years.

Selling and administrative expenses (operating expenses) increased 5% to $583.7 million in 2019, up from $556.3 million in 2018, with base business operating expenses up 3% over 2018. The increase in base business operating expenses was primarily attributable to higher growth-driven labor and freight expenses, as well as greater facility-related costs.

Operating income for the year increased 9% to $341.2 million, up from $313.9 million in 2018. Operating margin increased to 10.7% in 2019 compared to 10.5% in 2018, while base business operating margin improved 40 basis points to 10.9% in 2019.

We recorded a $23.5 million, or $0.57 per diluted share, benefit from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, for the year ended December 31, 2019 compared to a benefit of $15.3 million, or $0.36 per diluted share, realized in 2018.

Net income increased 12% to a record $261.6 million in 2019 compared to $234.5 million in 2018. Earnings per share increased 14% to a record $6.40 per diluted share compared to $5.62 per diluted share in 2018. Excluding the impact from ASU 2016-09 in both periods, earnings per diluted share increased 11% to $5.83 in 2019 compared to $5.26 in 2018. Adjusted EBITDA (as defined in the addendum to this release) increased 8% to $382.2 million in 2019 compared to $353.4 million in 2018 and was 11.9% of net sales in 2019 compared to 11.8% of net sales in 2018.

On the balance sheet at December 31, 2019, total net receivables, including pledged receivables, increased 9% compared to 2018, driven by our December sales growth. Inventory levels grew 4% to $702.3 million compared to $672.6 million in 2018, reflecting inventory from acquired businesses of $10.3 million and normal business growth. Total debt outstanding decreased $155.4 million, or 23%, compared to last year’s balance.

Cash provided by operations was $298.8 million in 2019, compared to $118.7 million in 2018, an improvement of $180.1 million. The strategic inventory purchases that we made in the latter half of 2018 negatively impacted our 2018 cash flows due to timing differences that reversed in 2019. Our return on invested capital (as defined in the addendum to this release) for 2019 was 29.3% compared to 27.7% in 2018.

Net sales increased 7% to $582.2 million in the fourth quarter of 2019 compared to $543.1 million in the fourth quarter of 2018. Gross margin decreased 170 basis points to 27.8% in the fourth quarter of 2019 compared to the fourth quarter of 2018. Gross margin in the fourth quarter of 2018 reflected benefits from strategic inventory purchases ahead of vendor price increases resulting in a comparative decline in the fourth quarter of 2019. Operating income in the fourth quarter of 2019 decreased 1% to $25.8 million compared to $26.0 million in the same period of 2018. Operating margin decreased 40 basis points in the fourth quarter, including a 10 basis point decrease in base business operating margin. We recorded a $2.4 million benefit from ASU 2016-09 in the fourth quarter of 2019 compared to a benefit of $1.4 million realized in the fourth quarter of 2018. Net income in the fourth quarter of 2019 was $18.0 million compared to $16.8 million in the comparable 2018 period. Earnings per diluted share was $0.44 in the fourth quarter of 2019, or $0.38 excluding the $0.06 per diluted share impact from ASU 2016-09, compared to $0.41, or $0.37 excluding the $0.04 impact from ASU 2016-09, for the same period in 2018.

“In 2020, we will continue to focus on our operating priorities and making strategic investments that benefit our customers, employees and shareholders. We believe that our competitive advantages continue to grow and underlying demand throughout our industry remains strong. Based on these factors, we expect earnings for 2020 will be in the range of $6.47 to $6.77 per diluted share, including an estimated $0.06 favorable impact from ASU 2016-09,” said Arvan.

		2020 Guidance Range
	2019	Floor	Ceiling
Diluted EPS	$6.40	$6.47	$6.77
Less: tax benefit	0.57	0.06	0.06
Diluted EPS, excluding tax benefit	$5.83	$6.41	$6.71
Year-over-year growth		10%	15%

Based on our December 31, 2019 stock price, we estimate that we have approximately $2.3 million in unrealized excess tax benefits related to stock options that will expire and restricted stock awards that will vest in the first quarter of 2020, adding $0.06 in diluted earnings per share in that period. We have included the estimated first quarter benefit in our annual earnings guidance; however, additional tax benefits could be recognized related to stock option exercises in 2020 from grants that expire in years after 2020, for which we have not included any expected benefits.

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. As of December 31, 2019, POOLCORP operates 373 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information, please visit www.poolcorp.com.

This news release includes “forward-looking” statements that involve risks and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants, excess tax benefits or deficiencies recognized under ASU 2016-09 and other risks detailed in POOLCORP’s 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018 (1)

Net sales	$582,234	$543,082	$3,199,517	$2,998,097
Cost of sales	420,184	382,640	2,274,592	2,127,924
Gross profit	162,050	160,442	924,925	870,173
Percent	27.8%	29.5%	28.9%	29.0%

Selling and administrative expenses	136,252	134,472	583,679	556,284
Operating income	25,798	25,970	341,246	313,889
Percent	4.4%	4.8%	10.7%	10.5%

Interest and other non-operating expenses, net	5,234	6,448	23,772	20,896
Income before income taxes and equity earnings	20,564	19,522	317,474	292,993
Provision for income taxes	2,592	2,786	56,161	58,774
Equity earnings in unconsolidated investments, net	52	75	262	242
Net income	$18,024	$16,811	$261,575	$234,461

Earnings per share:
Basic	$0.45	$0.42	$6.57	$5.82
Diluted	$0.44	$0.41	$6.40	$5.62
Weighted average shares outstanding:
Basic	40,047	40,002	39,833	40,311
Diluted	40,952	41,274	40,865	41,693

Cash dividends declared per common share	$0.55	$0.45	$2.10	$1.72

(1) Derived from audited financial statements.

POOL CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,	Change
	2019	2018 (1)	$	%

Assets
Current assets:
Cash and cash equivalents	$28,583	$16,358	$12,225	75%
Receivables, net (2)	76,648	69,493	7,155	10
Receivables pledged under receivables facility	149,891	138,308	11,583	8
Product inventories, net (3)	702,274	672,579	29,695	4
Prepaid expenses and other current assets (6)	16,172	18,506	(2,334)	(13)
Total current assets	973,568	915,244	58,324	6

Property and equipment, net	112,246	106,964	5,282	5
Goodwill	188,596	188,472	124	—
Other intangible assets, net	11,038	12,004	(966)	(8)
Equity interest investments	1,227	1,213	14	1
Operating lease assets (4), (5), (6)	176,689	—	176,689	100
Other assets	19,902	16,974	2,928	17
Total assets	$1,483,266	$1,240,871	$242,395	20%

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable (5)	$261,963	$237,835	$24,128	10%
Accrued expenses and other current liabilities	60,813	58,607	2,206	4
Short-term borrowings and current portion of long-term debt	11,745	9,168	2,577	28
Current operating lease liabilities (4)	56,325	—	56,325	100
Total current liabilities	390,846	305,610	85,236	28

Deferred income taxes	32,598	29,399	3,199	11
Long-term debt, net	499,662	657,593	(157,931)	(24)
Other long-term liabilities	27,970	24,679	3,291	13
Non-current operating lease liabilities (4)	122,010	—	122,010	100
Total liabilities	1,073,086	1,017,281	55,805	5
Total stockholders’ equity	410,180	223,590	186,590	83
Total liabilities and stockholders' equity	$1,483,266	$1,240,871	$242,395	20%

(1)Derived from audited financial statements.
(2)The allowance for doubtful accounts was $5.5 million at December 31, 2019 and $6.2 million at December 31, 2018.
(3)The inventory reserve was $9.0 million at December 31, 2019 and $7.7 million at December 31, 2018.
(4)We adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019. Upon adoption, we recorded operating lease assets and operating lease liabilities based on the present value of future lease obligations. We applied the practical expedient available in this guidance, which does not require the restatement of prior year balances.
(5)Due to ASU 2016-02, our straight-line rent liability of $5.1 million, reported in Accounts payable under previous accounting guidance, offsets our Operating lease assets.
(6)As of December 31, 2019, we presented pre-paid rent of $4.8 million in Operating lease assets as required under the new guidance (presented in Prepaid expenses and other current assets as of December 31, 2018).

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Year Ended
	December 31,
	2019	2018 (1)	Change
Operating activities
Net income	$261,575	$234,461	$27,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,885	26,122	1,763
Amortization	1,389	1,793	(404)
Share-based compensation	13,472	12,874	598
Equity earnings in unconsolidated investments, net	(262)	(242)	(20)
Net losses on foreign currency transactions	1,347	560	787
Other	7,551	8,928	(1,377)
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(15,691)	(14,371)	(1,320)
Product inventories	(14,165)	(142,170)	128,005
Prepaid expenses and other assets	(4,218)	1,018	(5,236)
Accounts payable	16,860	(6,567)	23,427
Accrued expenses and other current liabilities	3,033	(3,750)	6,783
Net cash provided by operating activities	298,776	118,656	180,120

Investing activities
Acquisition of businesses, net of cash acquired	(8,901)	(2,578)	(6,323)
Purchase of property and equipment, net of sale proceeds	(33,362)	(31,580)	(1,782)
Net cash used in investing activities	(42,263)	(34,158)	(8,105)

Financing activities
Proceeds from revolving line of credit	1,066,529	1,138,195	(71,666)
Payments on revolving line of credit	(1,415,988)	(998,503)	(417,485)
Proceeds from asset-backed financing	189,000	198,400	(9,400)
Payments on asset-backed financing	(182,500)	(189,900)	7,400
Proceeds from term facility	185,000	—	185,000
Proceeds from short-term borrowings and current portion of long-term debt	30,863	17,127	13,736
Payments on short-term borrowings and current portion of long-term debt	(28,286)	(18,793)	(9,493)
Payments of deferred acquisition consideration	(312)	(661)	349
Payments of deferred financing costs	(406)	(106)	(300)
Proceeds from stock issued under share-based compensation plans	18,574	13,569	5,005
Payments of cash dividends	(83,772)	(69,430)	(14,342)
Purchases of treasury stock	(23,188)	(187,469)	164,281
Net cash used in financing activities	(244,486)	(97,571)	(146,915)
Effect of exchange rate changes on cash and cash equivalents	198	(509)	707
Change in cash and cash equivalents	12,225	(13,582)	25,807
Cash and cash equivalents at beginning of period	16,358	29,940	(13,582)
Cash and cash equivalents at end of period	$28,583	$16,358	$12,225
(1)  Derived from audited financial statements.

ADDENDUM

Base Business

The following tables break out our consolidated results into the base business component and the excluded components (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	December 31,		December 31,		December 31,
	2019	2018	2019	2018	2019	2018
Net sales	$575,791	$538,555	$6,443	$4,527	$582,234	$543,082

Gross profit	160,721	159,537	1,329	905	162,050	160,442
Gross margin	27.9%	29.6%	20.6%	20.0%	27.8%	29.5%

Operating expenses	133,369	133,178	2,883	1,294	136,252	134,472
Expenses as a % of net sales	23.2%	24.7%	44.7%	28.6%	23.4%	24.8%

Operating income (loss)	27,352	26,359	(1,554)	(389)	25,798	25,970
Operating margin	4.8%	4.9%	(24.1)%	(8.6)%	4.4%	4.8%

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Year Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2019	2018	2019	2018	2019	2018
Net sales	$3,152,253	$2,987,937	$47,264	$10,160	$3,199,517	$2,998,097

Gross profit	912,680	867,980	12,245	2,193	924,925	870,173
Gross margin	29.0%	29.0%	25.9%	21.6%	28.9%	29.0%

Operating expenses	569,458	552,841	14,221	3,443	583,679	556,284
Expenses as a % of net sales	18.1%	18.5%	30.1%	33.9%	18.2%	18.6%

Operating income (loss)	343,222	315,139	(1,976)	(1,250)	341,246	313,889
Operating margin	10.9%	10.5%	(4.2)%	(12.3)%	10.7%	10.5%

We have excluded the results of the following acquisitions from base business for the periods identified:

Acquired	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
W.W. Adcock, Inc. (1)	January 2019	4	January - December 2019
Turf & Garden, Inc. (1)	November 2018	4	January - December 2019 and November - December 2018
Tore Pty. Ltd. (Pool Power) (1)	January 2018	1	January - April 2019 and January - April 2018
Chem Quip, Inc. (1)	December 2017	5	January - March 2019 and January - March 2018
Intermark	December 2017	1	January - February 2019 and January - February 2018

(1)We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.

We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.

The table below summarizes the changes in our sales centers during 2019.

December 31, 2018	364
Acquired locations	4
New locations	9
Closed/consolidated locations	(4)
December 31, 2019	373

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share-based compensation, goodwill and other non-cash impairments and equity earnings or losses in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of Adjusted EBITDA to net cash provided by operating activities. Please see page 6 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Year Ended December 31,
(in thousands)	2019	2018

Adjusted EBITDA	$382,212	$353,427
Add:
Interest and other non-operating expenses, net of interest income (1)	(21,992)	(19,645)
Provision for income taxes	(56,161)	(58,774)
Net losses on foreign currency transactions	1,347	560
Other	7,551	8,928
Change in operating assets and liabilities	(14,181)	(165,840)
Net cash provided by operating activities	$298,776	$118,656
(1)Shown net of losses on foreign currency transactions.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Year Ended December 31,
(in thousands)	2019	2018

Net income	$261,575	$234,461
Add:
Interest and other non-operating expenses (1)	22,425	20,336
Provision for income taxes	56,161	58,774
Share-based compensation	13,472	12,874
Equity earnings in unconsolidated investments, net	(262)	(242)
Depreciation	27,885	26,122
Amortization (2)	956	1,102
Adjusted EBITDA	$382,212	$353,427

(1)Shown net of interest income and net of losses on foreign currency transactions and includes amortization of deferred financing costs as discussed below.
(2)Excludes amortization of deferred financing costs of $433 for 2019 and $691 for 2018. This non-cash expense is included in Interest and other non-operating expenses, net on the Consolidated Statements of Income.

Return on Invested Capital

We calculate Return on Invested Capital (ROIC) using trailing four quarter results. We define ROIC as Net income adjusted for Interest and other non-operating expenses, net (net of taxes at the effective tax rate), divided by the sum of average Long-term debt, net, average Short-term borrowings and the current portion of long-term debt and average Total stockholders’ equity from our financial statements as filed with the SEC.  We have included ROIC as a supplemental disclosure because we believe that it may be used by our investors, industry analysts and others as a measure of the efficiency and effectiveness of our use of capital.

ROIC is not a measure of financial performance under GAAP. We believe ROIC should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement, balance sheet or cash flow statement line items reported in accordance with GAAP. Other companies may calculate ROIC differently than we do, which may limit its usefulness as a comparative measure.

The table below presents our calculation of ROIC at December 31, 2019 and 2018.

(Unaudited)	Year Ended December 31,
(in thousands)	2019	2018
Numerator (trailing four quarters total):
Net income	$261,575	$234,461
Interest and other non-operating expenses, net	23,772	20,896
Less: taxes on Interest and other non-operating expenses, net at 17.7% and 20.1%, respectively	(4,208)	(4,200)
	$281,139	$251,157
Denominator (average of trailing four quarters):
Long-term debt, net	$595,247	$602,984
Short-term borrowings and current portion of long-term debt	17,323	15,190
Total stockholders’ equity	346,049	289,979
	$958,619	$908,153

Return on invested capital	29.3%	27.7%